Exhibit (b)(10)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 31 to the registration statement on Form N-4 (the “Registration Statement”) of our report dated January 24, 2006, relating to the financial statements of The Northwestern Mutual Life Insurance Company, and of our report dated February 7, 2006, relating to the financial statements of NML Variable Annuity Account C, which is incorporated by reference from the Statement of Additional Information dated May 1, 2006. We also consent to the reference to us under the heading “Experts” in such Statement of Additional Information.

/s/ PRICEWATERHOUSECOOPERS LLP

Milwaukee, Wisconsin
June 6, 2006